Exhibit 5.1

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
T +1 202 637 5600
F +1 202 637 5910
www.hoganlovells.com

October 30, 2017

Board of Directors

Papa John’s International, Inc.

2002 Papa John’s Boulevard

Louisville, Kentucky 40299-2334

Ladies and Gentlemen:

We are acting as counsel to Papa John’s International, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the approximately $20,000,000 of additional deferred compensation obligations that may be incurred by the Company upon election by eligible participants (the “Obligations”) pursuant to the Company’s Deferred Compensation Plan (the “Plan”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed.   In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

For purposes of the opinion set forth below, we have made the following further assumptions:  (i) that all agreements and contracts would be enforced as written; (ii) that the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Plan that would result in a violation of law or constitute a breach or default under any order, judgment, decree, agreement or contract; (iii) that the Company will obtain all permits, consents, and governmental approvals required in the future, and take all actions required, which are relevant to subsequent consummation of the transactions contemplated under the Plan or performance of the Plan; and (iv) that all parties to the Plan will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Plan.

Papa John’s International, Inc.	2	October 30, 2017

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that the obligation of the Company to pay the Obligations to eligible participants who elect to participate in the Plan will constitute a valid and binding obligation of the Company

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion expressed above is also subject to the effect of: (i) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (ii) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the filing of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP